Exhibit 99.1

Hard Rock Hotel & Casino Biloxi Update

Biloxi, MS—October 13, 2005—Premier Entertainment Biloxi LLC (d/b/a Hard Rock Hotel & Casino Biloxi) (the “Company”) would like to provide an update on several areas of operations affected by Hurricane Katrina as of this date.

After receiving all required Mississippi Gaming Commission approvals on August 25, 2005 and a Temporary Certificate of Occupancy on August 26, 2005, the Mississippi Gaming Commission ordered the Hard Rock Hotel & Casino Biloxi to temporarily cease operations on August 28, 2005 in anticipation of Hurricane Katrina and in conjunction with the mandatory evacuation ordered by the Harrison County Department of Civil Defense.  On August 29, 2005, Hurricane Katrina directly impacted the property, causing the Company to immediately suspend operations.

Property / Operating Update

Removal of debris, remediation and clean up of the property began on September 1, 2005.  The Company has entered into an agreement with its general contractor Roy Anderson Corp. to provide such services, including demolition, on a cost of work plus a fee basis (please see the attached as Exhibit 99.1.  Together with its general contractor Roy Anderson Corp., its structural engineer, Reigstad and Associates Inc., and engineers representing the insurance adjuster, it has been determined that the structural integrity of the hotel tower, parking garage, low rise entry, retail and lobby areas are sound. The majority of the rooms in the hotel tower were unaffected by the storm with the balance requiring new sheetrock, carpet and furnishings due to wind damage.   The casino structure and interior of the casino are believed to be a total loss.

The Company’s financial records, computer servers and related software were recovered and temporary offices were established to begin day to day operations. At this time, power and air conditioning have been restored to the property and all the damaged furniture, fixtures, sheetrock and carpeting have been removed from the affected areas of the property.  The majority of the debris removal process is now complete with the exception of the debris removal related to the casino structure, which is currently underway.  The Company is evaluating various construction alternatives, including assessing the ability to operate inside the present facility, with its general contractor and architect, in light of the recent decision from the Mississippi state legislature that now legalizes shore based gaming within eight hundred feet of the mean tide.

The Company has retained Banc of America Securities LLC as its financial advisor to assist it in evaluating various options related to the Company’s outstanding 10 ¾% First Mortgage Notes due 2012 and other potential financing transactions.

Insurance Update

On August 15, 2005 the Company’s existing builders risk policy was replaced by a comprehensive blanket policy providing $181.5 million in coverage for real and personal property, including business interruption coverage.

Less than two weeks after all policies were bound, Hurricane Katrina directly impacted the property, causing the Company to immediately suspend operations.  The actual policies themselves, which usually follow months later, were promptly requested by the Company on an expedited basis.  Except for one of these documents, which comprises approximately 1.9% of the aggregate coverage, all the insurance policies were received by the Company by the end of last week.

This insurance is comprised of a $25.0 million primary layer underwritten by Industrial Risk Insurers, a second $25.0 million layer underwritten by several insurance carriers, and a third excess layer comprised of $131.5 million underwritten by several insurance carriers. The syndicated coverage is spread over 12 different insurance carriers, each with an A.M. Best Rating of A (Excellent) or better.

The Company believes all damages sustained at Hard Rock Hotel & Casino Biloxi are covered under a “Weather Catastrophe Occurrence,” as defined in the primary coverage policy and that the full $181.5 million limit of the policies is available to restore the property to its condition immediately preceding Hurricane Katrina.

The Company has a 3.0% deductible on its coverage, but purchased three separate additional insurance policies to reduce the Company’s liability related to this deductible to a de minimus sum.  The Company believes that its total exposure for its deductible expense is anticipated to be no more than $100,000.

The Company continues to have discussions with its insurance carriers.  There can be no assurance that they will all agree with the Company’s view or that the Company will obtain all of these insurance proceeds

Employee Update

The Hard Rock Hotel & Casino Biloxi employed approximately 1,350 employees at the time of Hurricane Katrina. The Company has established a hurricane pay plan; all eligible employees will receive hurricane pay for six, eight, or twelve weeks and medical benefits for the same time period as determined by their length of service. The Company has staged job fairs with multiple outside companies to assist in job replacement and continues to explore additional opportunities as it relates to the assistance of its employees in this time of need.

The Company has established the Hard Rock Biloxi – Katrina Disaster Relief Fund to benefit its affected employees as a 501 9 (c)(3) federally tax exempt organization. The fund is currently accepting cash donations at the following address: Hard Rock
Biloxi – Katrina Disaster Relief Fund, c/o AA Capital Partners, Inc., 10 South LaSalle Street, Suite 3712, Chicago, IL 60603.

In addition, all Hard Rock Hotel & Casino employees are encouraged to call the employee assistance hotline at 1-888-886-0920 which is updated periodically with the latest information we have to offer.